Exhibit 10.17.18

FIRST AMENDMENT
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), is made and entered into on the 30th day of October, 2012, to be effective as of the 1st day of November, 2012, by and between OLD DOMINION FREIGHT LINE, INC. (the “Company”), a corporation organized and existing under the laws of the State of Virginia and having its principal office at Thomasville, North Carolina, and David S. Congdon (the “Executive”), an individual residing at High Point, North Carolina.
RECITALS:

The Company and the Executive previously entered into an Amended and Restated Employment Agreement, effective as of June 1, 2008 (the “Amended and Restated Employment Agreement”). The parties now desire to amend certain provisions of the Amended and Restated Employment Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in the Amended and Restated Employment Agreement and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:
1.Section 6.3 of the Amended and Restated Employment Agreement is hereby replaced with the following:
“6.3. Incentive Bonus. In addition to the Base Salary provided for in Section 6.1, the Executive shall be entitled to participate in the Company’s executive profit-sharing bonus program (also referred to as the “Performance Incentive Plan”) and receive such bonuses as may be awarded to the Executive from time to time under such program. Any such bonuses shall be payable in the manner specified in such program.”
2.Article 7 of the Amended and Restated Employment Agreement is hereby replaced with the following:
“ARTICLE 7. REIMBURSEMENT OF EXPENSES AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term, the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the established policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures, and all reimbursements must be made no later than the end of the calendar year following the calendar year in which the expense was incurred. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. The Company further agrees to furnish the Executive during the Term with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. The Company further agrees that the Executive may use during the Term the Company’s airplane or airplanes for personal use in accordance with the general policy of the Company as adopted from time to time by the Board. The Company further agrees to provide the Executive during the Term with an automobile for his use. The expenses eligible for reimbursement under this ARTICLE 7 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year. The Executive’s rights under this ARTICLE 7 shall not be subject to liquidation or exchange for any other benefit.”
3.     Section 10.3 of the Amended and Restated Employment Agreement is hereby replaced with the following:
“10.3. Release. In consideration of the Compensation Continuance payable to the Executive pursuant to this ARTICLE 10, the Executive agrees to complete and execute a General Release and Waiver of Claims (the “Release”), which Release shall be in substantially the form attached hereto as Exhibit A. The completed and executed Release must be delivered to the Company on or before the date that payment is to commence under ARTICLE 10 or the Executive shall forfeit his right to receive the termination compensation. Prior to the Executive’s termination of employment, the Company may modify the Release to conform it to the laws of the local jurisdiction applicable to the Executive so long as such modification does not increase the obligations of the Executive thereunder.
See ARTICLE 11 for special benefits the Executive may be entitled to receive under the Company Welfare Benefit Plans upon the expiration of the Term.”
4.     The first sentence of Exhibit A to the Amended and Restated Employment Agreement is hereby replaced with the following (to refer to this Amendment):
“In consideration of the payment by Old Dominion Freight Line, Inc. (the “Company”) of the termination compensation (the “Termination Compensation”) and other benefits payable to me pursuant to that certain Amended and Restated Employment Agreement effective as of June 1, 2008, as amended, to which this Exhibit A is attached (the “Agreement”), I, ___________ agree to and do finally and completely release and forever discharge the Company and its present and former parents, subsidiaries and affiliates, and any one or more of their present and former employees, shareholders, officers, directors or agents (the “Releasees”) from any and all liabilities claims, obligations, demands and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold, or claim to have, own or hold, or which I may have, own or hold, or claim to have, own or hold, against each or any of the Releasees arising from or relating to my employment with the Company and termination of that employment.”
5.     This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
6.    Except as otherwise provided in this Amendment, the terms and provisions of the Amended and Restated Employment Agreement shall continue in effect.
IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.
EXECUTIVE

/s/ David S. Congdon
David S. Congdon

OLD DOMINION FREIGHT LINE, INC.

By:      /s/ Earl E. Congdon
Name:    Earl E. Congdon
Title:    Executive Chairman

Attest:

/s/ Ross H. Parr
Secretary/Asst. Secretary